Exhibit 5.1

April 12, 2023

WiSA Technologies, Inc.

15268 NW Greenbrier Pkwy

Beaverton, Oregon 97006

Ladies and Gentlemen:

We have acted as counsel to WiSA Technologies, Inc., a Delaware corporation (the “Company”), in connection with the offering of 743,066 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (“Common Stock”) in accordance with the Securities Purchase Agreement (the “Securities Purchase Agreement”) between the Company and certain investors party thereto, pursuant to a prospectus supplement, dated April 7, 2023, and the accompanying base prospectus (together, the “Prospectus”) that form a part of the Company’s Registration Statement on Form S-3 (the “Registration Statement”), originally filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on September 1, 2022, and declared effective by the Commission on September 13, 2022.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

As counsel to the Company in connection with the issuance and sale of the Shares, we have examined: (i) the Company’s certificate of incorporation and bylaws, both as currently in effect; (ii) certain resolutions of the Board of Directors and a Pricing Committee thereof relating to the issuance and sale of the Shares (the “Resolutions”); (iii) the Securities Purchase Agreement; (iv) the Prospectus and the Registration Statement; and (v) such other proceedings, documents, and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals, and the conformity with the originals of all documents, certificates, and instruments submitted to us as copies. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Our opinions expressed herein are subject to the following qualifications and exceptions: we render no opinion as to the effect of the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized for issuance and when issued and delivered in accordance with the Securities Purchase Agreement against payment of consideration as contemplated therein, the Shares will be validly issued, fully paid and non-assessable.

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It is understood that this opinion is to be used only in connection with the offer, sale, and issuance of the Shares while the Registration Statement is in effect.

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, which forms a part of the Registration Statement and to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sullivan & Worcester LLP

Sullivan & Worcester LLP

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